Exhibit 10.13

February 18, 2013

SPEEDY GROUP HOLDINGS CORP.

SPECIAL BONUS NOTICE

On February 14, 2013, Speedy Group Holdings Corp. (the “Company”) paid a dividend in the amount of $111.096 to its holders of common stock. While there is no requirement to pay a dividend in respect of the stock options issued to you by the Company (as the options have not been exercised), subject to the terms and conditions set forth herein, we have determined to pay to you the bonuses set forth herein in recognition of your dedication and commitment to Speedy Cash. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in that certain Stock Option Agreement, dated May 7, 2012 (the “Stock Option Agreement”), between you and the Company.

BONUSES

On or promptly following the date upon which you return an executed copy of this Special Bonus Notice, the Company will cause its subsidiary to pay to you a bonus (the “Initial Bonus”) equal to (a) the number of Vested Optioned Shares under the Stock Option Agreement on the date hereof (as set forth in the chart below) multiplied by (b) $111.096 per share (, the “Per Share Amount”).

If you remain employed with the Company or any of its subsidiaries on the earlier to occur of (a) the date on which the first Disposition Event is consummated after the date hereof and (b) February 14, 2017 (such earlier date, the “Payment Date”), the Company will cause its subsidiary to pay to you a bonus (the “Second Bonus”) equal to (i) the number of Unvested Optioned Shares under the Stock Option Agreement on the date hereof (as set forth in the chart below) multiplied by (ii) the Per Share Amount (as may be equitably adjusted by the Company for any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar event affecting the outstanding shares of Common Stock of the Company). The Second Bonus will be paid to you upon or promptly following the Payment Date.

OTHER TERMS

In all cases, each bonus shall be subject to reduction for applicable federal, state and local tax or other withholdings made by the Company or its subsidiary in the ordinary course. As a condition to the payment of any Second Bonus in connection with a Disposition Event, the Company or its subsidiary may require you to provide reasonable cooperation and assistance in connection with a Disposition Event and/or to satisfy other reasonable requirements in respect of the payment of the Second Bonus (including, without limitation, the execution and delivery by you (prior to a specified date) of a release of claims against the Company and its affiliates in a form to be determined by the Company).

All determinations related to the calculation of, conditions to the payment of, and your eligibility to receive any bonus in accordance herewith, or any adjustments contemplated hereby, will be made by the Company in its discretion, in good faith, and all such determinations shall be final, binding and conclusive. The terms of this notice shall not be deemed to amend, supplement or modify in any way the terms and conditions of your Stock Option Agreement with the Company. This Special Bonus Notice embodies the complete agreement and understanding among you, the Company with respect to the subject matter hereof and supersedes any prior understandings, agreements, communications or representations by or among the parties, written or oral, relating in any way to the subject matter hereof.

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Please acknowledge your agreement to the terms and conditions set forth in this Special Bonus Notice by returning a copy executed by you where indicated below to Doug Maxwell NO LATER THAN 5:00 CT ON Thursday, February 21, 2013. The Company and their affiliates shall have no obligations to pay bonuses hereunder if you have not returned your executed copy of this notice prior to such time.

Name:

Date:

NAME	VESTED OPTIONED SHARES	FIRST BONUS	UNVESTED OPTIONED SHARES	SECOND BONUS
[ ]	[ ]	$[ ]	[ ]	$[ ]